Exhibit 10.32

AMENDMENT AGREEMENT

This Amendment Agreement is entered into and effective this 1st day of May 2013, by and between Cryo-Cell International, Inc. (the “Company”) and Oleg Mikulinsky (the “Executive”).

RECITALS

A.	The Company and the Executive entered into an Employment Agreement dated March 5, 2012 (the “Employment Agreement”).

B.	The initial term of term of the Employment Agreement has concluded and an additional one year term is currently underway.

C.	The Company and the Executive desire to amend the terms of the Executive’s Employment Agreement as shown below in order to retain the Executive’s services with the Company.

NOW, THEREFORE, in consideration of the foregoing, the parties agree and the Employment Agreement is hereby amended as follows:

Amendment

1.	Section 2(a) is deleted in its entirety and replaced with the following:

a.)	Base Salary

Commencing on May 1, 2014 the Executive shall receive an annualized base salary (the “Base Salary”) which is not less than $165,000 per year. Throughout the Term, the Executive shall be eligible for discretionary annual merit increases and/or other base salary adjustments as deemed appropriate by the Company’s Chief Executive Officer. The Executive’s Base Salary will be payable in equivalent bi-weekly installments, subject to usual and required payroll deductions, including, without limitation, applicable taxes.

2.	Section 3(b) is deleted in its entirety and replaced with the following:

b.)	Resignation or Termination At or After Change in Control

In the event of the Executive’s voluntary resignation from the Company’s employ upon a Change in Control or the Executive’s employment is terminated upon or within one (1) year after a Change in Control defined in subparagraph 3(c) below, or prior to the Change in Control if the Executive’s termination, demotion or relocation was either a condition of the Change in Control or was at the request of any person related to the Change in Control, and such termination was initiated by the Company without cause or by the Executive due to being requested to accept without cause a demotion or relocation:

(i) The Company shall pay to the Executive any earned and accrued but unpaid installment of Base Salary through the date of resignation or termination, at the rate in effect on the date of termination, or if greater, on the date immediately preceding the date that a Change in Control occurs, and all other unpaid amounts to which the Executive is entitled as of the date of termination under any compensation plan or program of the Company, including, without limitation, all accrued vacation time. Stock options, shares of restricted stock, performance awards, stock appreciation rights, and LTI awards granted to Executive by the Company through the date of termination shall be treated in accordance with the applicable plans and policies of the Company. All outstanding stock options shall vest upon termination.

(ii) In lieu of any further Base Salary, bonus payments and benefits to the Executive for periods subsequent to the date of resignation or termination, the Company shall pay as liquidated damages to the Executive, an amount equal to twelve (12) months of the Executive’s annual Base Salary at the rate in effect as of the date of termination, or if greater, on the date immediately preceding the date that a Change in Control occurs.

IN WITNESS WHEREOF, the parties to this Amendment Agreement have placed their hands as of the day and year below written.

Cryo-Cell International, Inc.

/s/ Oleg Mikulinsky	By:	/s/ David Portnoy
Oleg Mikulinsky	Name:	David Portnoy
	Title:	Co-Chief Executive Officer

Date: May 1, 2013	Date:	May 1, 2013

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